TANGER PROPERTIES LIMITED PARTNERSHIP
ISSUER

AND

U.S. BANK NATIONAL ASSOCIATION
_______________________________

FOURTH SUPPLEMENTAL INDENTURE
DATED AS OF NOVEMBER 4, 2005
______________________________

$250,000,000 6.15% SENIOR NOTES DUE 2015

_________________________________

SUPPLEMENT TO INDENTURE
DATED AS OF MARCH 1, 1996, BETWEEN
TANGER PROPERTIES LIMITED PARTNERSHIP (AS ISSUER) AND
U.S. BANK NATIONAL ASSOCIATION (AS TRUSTEE)

FOURTH SUPPLEMENTAL INDENTURE, dated as of November 4, 2005, between TANGER PROPERTIES LIMITED PARTNERSHIP, a limited partnership duly organized and existing under the laws of North Carolina (hereinafter called the “Issuer”), having its principal executive office located at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, and U.S. BANK NATIONAL ASSOCIATION, a national banking association (hereinafter called the “Trustee”), having its Corporate Trust Office located at One Federal Street, 3rd Floor, Boston, Massachusetts 02110.

RECITALS

WHEREAS, the Issuer executed and delivered the Indenture (the “Original Indenture”), dated as of March 1, 1996, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing the Issuer’s senior Unsecured Indebtedness.

WHEREAS, Section 301 of the Original Indenture provides that by means of a supplemental indenture the Issuer may create one or more series of its debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Issuer intends by this Supplemental Indenture to (i) create a series of Issuer’s debt securities, in an aggregate principal amount equal to $250,000,000, entitled 6.15% Senior Notes due 2015 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the Board of Directors of Tanger Factory Outlet Centers, Inc. (the “Company”), the sole owner of Tanger GP Trust who is the sole general partner of the Issuer, has approved the creation of the Notes and the form, terms and provisions thereof.

WHEREAS, the consent of Holders to the execution and delivery of this Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1  Definitions. Capitalized terms used but not otherwise defined in this Fourth Supplemental Indenture shall have the meanings ascribed to them in the Original Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms set forth below:

“COMPARABLE TREASURY ISSUE” means, with respect to any redemption or acceleration date for the Notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“COMPARABLE TREASURY PRICE” means, with respect to any redemption or acceleration date for the Notes: (a) the average of four Reference Treasury Dealer Quotations for such redemption or acceleration date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four but more than one such Reference Treasury Dealer Quotations for such redemption or acceleration date, the average of all such quotations, or (c) if the Trustee obtains only one such Reference Treasury Dealer Quotation for such redemption or acceleration date, that Reference Treasury Dealer Quotation.

“DTC” means The Depository Trust Company.

“GAAP” means generally accepted accounting principles, as in effect from time to time, as used in the United States applied on a consistent basis.

“GLOBAL NOTE” means a single fully-registered global note in book-entry form, without coupons, substantially in the form of Exhibit A attached hereto, which represents the Notes.

“INDENTURE” means the Original Indenture as supplemented by this Fourth Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Original Indenture.

“INDEPENDENT INVESTMENT BANKER” means, with respect to any redemption or acceleration date for the Notes, Banc of America Securities LLC and its successors or Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors (whichever shall be appointed by the Trustee after consultation with the Issuer) or, if both such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with the Issuer.

“INTERCOMPANY DEBT” means indebtedness owed by the Company, Issuer or any Subsidiary solely to the Company, Issuer or any Subsidiary.

“MATURITY DATE,” when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

“REFERENCE TREASURY DEALER” means with respect to any redemption or acceleration date for the Notes, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, ceases to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Trustee, after consultation with the Issuer, shall substitute therefor another Primary Treasury Dealer) and two other Primary Treasury Dealers selected by the Trustee after consultation with the Issuer.

“REFERENCE TREASURY DEALER QUOTATIONS” means, with respect to each Reference Treasury Dealer and any redemption or acceleration date for the Notes, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“STATED MATURITY” when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Note or a coupon representing such installment of interest as the fixed date on which the principal of such Note or such installment of principal or interest is due and payable.

“SUBSIDIARY” means any entity of which at the time of determination the Issuer or one or more other Subsidiaries owns or controls, directly or indirectly, more than 50% of the shares of Voting Stock. The foregoing definition of “Subsidiary” shall only be applicable with respect to the covenants and other definitions set forth herein.

“TOTAL UNENCUMBERED ASSETS” as of any date means Total Assets minus the value of any properties of the Issuer and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property (original cost plus capital improvements) and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the Issuer of such stock as aforesaid.

“TREASURY RATE” means, with respect to any redemption or acceleration date for the Notes: (a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Issuer and certificated to the Trustee in writing on the third Business Day preceding the applicable redemption or acceleration date.

“UNSECURED INDEBTEDNESS” means Indebtedness of the Issuer or any Subsidiary that is not secured by any mortgage, pledge, lien, charge, encumbrance or security interest of any kind upon any property of the Issuer or any Subsidiary.

Section 1.2  Creation of Notes. In accordance with Section 301 of the Original Indenture, the Issuer hereby creates the Notes as a separate series of its debt securities, entitled “6.15% Senior Notes due 2015,” issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $250,000,000, subject to the exceptions set forth in Section 301(2) of the Original Indenture and section 1.4(f) hereof.

Section 1.3  Form of Notes. The Notes will be issued as registered securities and represented by a single Global Note, without coupons, registered in the name of DTC or its nominee, as the case may be, subject to the provisions of the seventh paragraph of Section 305 of the Original Indenture. So long as DTC, or its nominee, is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4  Terms and Provisions of Notes. The Notes shall be governed by all of the terms and provisions of the Original Indenture, as supplemented by this Fourth Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a)  Registration and Form. The Notes shall be issuable as registered securities as provided in Section 1.3 of this Fourth Supplemental Indenture. The Notes shall be issued and may be transferred only in minimum denominations of $1,000 and integral multiples of 1,000 in excess thereof.

(b)  Payment of Principal and Interest. All payments of principal and interest in respect of the Global Note will be made by the Issuer in immediately available funds to DTC or its nominee, as the case may be, as the Holder of the Global Note. The Notes shall mature, and the unpaid principal thereon, shall be payable, on November 15, 2015, subject to the provisions of the Original Indenture. The rate per anum at which interest shall be payable on the Notes shall be 6.15%. Interest on the Notes will be payable semi-annually in arrears on each May 15 and November 15, commencing May 15, 2006 (each, an “Interest Payment Date”) and on the Stated Maturity as specified in Section 1.4(b) hereof, to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on the 15th calendar day immediately prior to such payment date regardless of whether such payment date is a Business Day (each a “Regular Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall accrue from November 4, 2005.

(c)  Sinking Fund, Redemption or Repayment. No sinking fund shall be provided for the Notes and the Notes shall not be repayable at the option of the Holders thereof prior to Stated Maturity.

(d)  Redemption at the Option of the Issuer.

(1)  The Notes will be redeemable at any time in whole, or from time to time in part, at the option of the Issuer on any date at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) the sum of the present values as of the date of redemption or accelerated payment of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of interest accrued to the applicable redemption or acceleration date) discounted to such redemption or acceleration date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 25 basis points, plus, in the case of both clauses (i) and (ii) above, any accrued and unpaid interest on the principal amount of the notes being redeemed to such Redemption Date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on an Interest Payment Date falling on or prior to the relevant Redemption Date will be payable to the persons who were the Holders of the Notes registered as such at the close of business on the relevant Regular Record Dates according to the terms and provisions of the Indenture.

(2)  Notice of any redemption by the Issuer will be mailed at least 30 days but no more than 60 days before the Redemption Date to each Holder of Notes to be redeemed. The notice of redemption will specify among other things, the Redemption Price and principal amount of the Notes held by the Holder to be redeemed.

(3)  If the Issuer chooses to redeem less than all of the Notes of a series, the Issuer will notify the Trustee at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of Notes of the series to be redeemed, if less than all of the Notes of that series are to be redeemed, and their Redemption Date. The Trustee will select, in the manner it deems fair and appropriate, no less than 60 days prior to the Redemption Date, the Notes of that series to be redeemed in whole or in part.

(4)  Unless the Issuer defaults in payment of the Redemption Price, on and after any Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption

(e)  Defeasance; Covenant Defeasance; Waiver. The provisions for defeasance in Section 402(2) of the Original Indenture for covenant defeasance in Sections 402(3) and 1012 of the Original Indenture shall apply to the Notes (including, without limitation, to the covenants set forth in Article Two hereof and Article Ten of the Original Indenture as if such covenants were referred to therein).

(f)  Further Issues. The Issuer may, from time to time, without the consent of the Holders, create and issue further securities having the same terms and conditions as the Notes in all respects, except for issue date and issue price. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes. Notice of any such issuance shall be given to the Trustee and a new supplemental indenture shall be executed in connection with the issuance of such securities.

ARTICLE TWO

COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

Section 2.1  Additional Covenants. In addition to the covenants set forth in the Original Indenture, the Issuer hereby further covenants as follows:

(a)  Maintenance of Total Unencumbered Assets. The Issuer will maintain at all times Total Unencumbered Assets of not less than 135% of the aggregate outstanding principal amount of the Unsecured Debt of the Issuer and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

Section 2.2  Amendment of Existing Covenants. The Issuer hereby amends Section 1010(b) of the Original Indenture and replaces it in its entirety with the following:

(a)  Debt Service Coverage. In addition to the other limitations set forth in Section 1010 of the Original Indenture, the Issuer will not, and will not permit any Subsidiary to, incur any Indebtedness if, for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred, the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Indebtedness and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Issuer or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Indebtedness by the Issuer or its Subsidiaries since the first day of such four-quarter period had been incurred, redeemed or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period), and (iii) any income earned as result of any increased Adjusted Total Assets since the end of such four-quarter period had been earned, or an annualized basis, during such period, and (iv) in the case of an acquisition or disposition by the Issuer of any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

ARTICLE THREE

TRUSTEE

SECTION 1.01.  Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Issuer in The City of New York. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 4.1  Ratification of Original Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 4.2  Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.3  Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer shall bind its respective successors and assigns, whether so expressed or not.

Section 4.4  Separability Clause. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.5  Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and instruments entered into and, in each case, performed in said state. This Fourth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this Fourth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.6  Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.
TANGER PROPERTIES LIMITED PARTNERSHIP,
as ISSUER

By: Tanger GP Trust, as General Partner

         By: ________________________________
Name: Stanley K. Tanger
Title:	Chairman of the Board and Chief Executive Officer
Attest:

________________________________
Name:
Title:
U.S. BANK NATIONAL ASSOCIATION,
as TRUSTEE

By: ________________________________
Name:
Title:

[SEAL]
Attest:

Attest:

________________________________
Name:
Title: